EXHIBIT 12.1

	Year Ended December 31,
	2007	2006	2005	2004	2003

Earnings (losses):
Losses before income taxes	(134,196)	(86,928)	(203,082)	(137,768)	(114,261)
Gain on debt restructuring	-	(80,071)	-	-	-
Amortization of capitalized
interest (a)	-	5,654	4,206	3,557	954
Interest capitalized (d)	(9,465)	(5,692)	(2,793)	-	(14,042)

	(143,661)	(167,037)	(201,669)	(134,211)	(127,349)

Fixed Charges:
Amortization of expenses related to indebtedness (b)	7,811	4,589	523	524	271
Interest expenses (c)	33,444	39,264	32,360	26,582	7,891
Interest capitalized (d)	9,465	5,692	2,793	-	14,042

Total Fixed Charges	50,720	49,545	35,676	27,106	22,204

Earnings (losses), as adjusted	(92,941)	(117,492)	(165,993)	(107,105)	(105,145)
Ratio of earnings to fixed charges	(1)	(2)	(3)	(4)	(5)

(1)	Earnings as adjusted were inadequate to cover fixed charges by $143.7 million in 2007.
(2)	Earnings as adjusted were inadequate to cover fixed charges by $167.0 million in 2006.
(3)	Earnings as adjusted were inadequate to cover fixed charges by $201.7 million in 2005.
(4)	Earnings as adjusted were inadequate to cover fixed charges by $134.2 million in 2004.
(5)	Earnings as adjusted were inadequate to cover fixed charges by $127.3 million in 2003.

(a)	Includes amortization of deferred financing charges in connection with obtaining long-term bank loans which are comprised mainly of stock-based compensation related to warrants issued to banks.

(b)	Includes amortization of convertible debentures discount and deferred issuance expenses.

(c)	Includes, mainly, the effective interest of long-term loans based on their terms and the effect of hedge agreements with knock-out and knock-in features and interest expenses in relation to convertible debentures.

(d)	Includes, mainly, the effective capitalized interest of long-term loans based on their terms and the effect of hedge agreements with a knock-out feature, capitalized interest in relation to convertible debentures and deferred financing charges in connection with obtaining long-term bank loans which are comprised mainly of stock-based compensation related to warrants issued to banks.